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Contacts:   For Media:      John Calagna
                            (212) 578-6252
                            jcalagna@metlife.com

            For Investors:  Kevin Helmintoller
                            (212) 578-5140
                            helmintoller@metlife.com

          METLIFE ANNOUNCES PROPOSED CLASS-ACTION LITIGATION SETTLEMENT

NEW YORK, August 29, 2002 - MetLife, Inc. (NYSE: MET) announced today that its subsidiary, Metropolitan Life Insurance Company, and plaintiffs' counsel for the class have reached a proposed settlement of a class-action lawsuit concerning alleged race-based underwriting in the sale of certain life insurance policies from 1901 through 1972. The settlement, which has received preliminary approval from the U.S. District Court for the Southern District of New York, must receive final approval by the court before it can be implemented. A fairness hearing has been set for February 7, 2003. MetLife simultaneously is entering into a settlement agreement with the New York State Insurance Department that will resolve the Department's examination concerning race-based underwriting practices.

If approved by the court, the settlement would provide benefits to current and former African-American and other non-Caucasian policyholders and certain beneficiaries of Metropolitan Life Insurance Company industrial and certain ordinary life insurance policies issued from 1901 through 1972. Benefits may also be paid to family members of deceased policyholders.

On February 7, 2002, the company announced that it established a reserve to cover costs associated with the anticipated resolution of the class-action lawsuit and a regulatory inquiry into race-based underwriting practices. The company believes that the previously established reserve is adequate to cover the costs associated with resolving these matters.

"The settlement addresses policies that were issued decades ago amid circumstances that are no longer prevailing today," said Robert H. Benmosche, chairman and chief executive officer. "MetLife prides itself on providing the best products and services to all of our customers. As we examined the limited records available in this case, we determined it to be appropriate with respect to certain policies to make adjustments and payments as provided in the settlement."

"When many other life insurers in the first half of the 20th century refused to sell to African Americans, MetLife sold policies that performed as promised. In fact, regardless of race, policy benefits often significantly exceeded premiums paid over the life of the policy - in many cases, by multiples of two or three," explained Mr. Benmosche. "Beginning in 1948, the company equalized the benefits of certain rated policies, bringing them to the same level offered by policies issued with a better risk classification. The proposed settlement extends and expands upon the equalization program that MetLife began in 1948."

"We are proud of the wide diversity that exists among our customer base. It is my view that it is in the best interest of our company to put this matter behind us," said Mr. Benmosche.

The settlement includes all policyholders and certain beneficiaries of certain policies that insured non-Caucasians: industrial life policies issued from 1901 through 1964 with face amounts less than $1,000; ordinary policies issued from 1901 through 1972 with less-than-standard risk
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classifications; and, Metropolitan Series policies issued from 1960 through 1972 with face amounts between $4,500 and $5,000.

Three types of relief are available as a result of the settlement depending on the type of policy and its current status. They include an increased policy death benefit, cash payment or a special settlement death benefit.

For more information about the proposed settlement, please call 1-800-960-2381 or 1-866-863-9528 (TDD/TTY) or visit www.lifesettle.com.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 10 million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 13 countries.

                                      # # #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse litigation or arbitration results; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength or debt ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; and (xiv) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.